UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 5, 2013

Alphabet Holding Company, Inc.

(Exact name of registrant as specified in charter)

333-186802

(Commission File Number)

DELAWARE	27-3085103
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

2100 Smithtown Avenue	11779
Ronkonkoma, New York	(Zip Code)
(Address of principal executive offices)

(631) 567-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.                                        Regulation FD Disclosure

On December 5, 2013, Alphabet Holding Company, Inc. (the “Company”) announced that it intends to commence a tack-on offering of an additional $450 million in aggregate principal amount of its 7.75%/8.50% Contingent Cash Pay Senior Notes due 2017 (the “Notes”) in a private placement (the “Additional Notes Offering”), subject to revisions based on market conditions at the time of the offering.  The Company intends to use the gross proceeds of the Additional Notes Offering to pay a cash dividend to its shareholders, to make a payment to the holders of its existing Notes in connection with the Company’s previously announced consent solicitation to amend certain provisions of the indenture governing the Notes (the “Consent Solicitation”), and to pay certain fees, commissions and related expenses related to the Additional Notes Offering and the Consent Solicitation.  The consummation of the Additional Notes Offering is contingent upon the execution, delivery and effectiveness of the supplemental indenture to the indenture reflecting the amendments contemplated by the Consent Solicitation.  Additional details are discussed in the associated press release, a copy of which is attached as Exhibit 99.1.

This Current Report is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security.  When issued, the Notes the Company intends to offer in the Additional Notes Offering will not have been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.

99.1	Press release dated December 5, 2013.

This Form 8-K and the attached Exhibit are furnished to comply with Item 7.01 and Item 9.01 of Form 8-K. Neither this Form 8-K nor the attached Exhibit are to be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall this Form 8-K nor the attached Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933 (except as shall be expressly set forth by specific reference in such filing).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 5, 2013

Alphabet Holding Company, Inc.

By:	/s/ Christopher Brennan
Christopher Brennan
Senior Vice President, General Counsel
and Corporate Secretary